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                                                                  EXHIBIT 10.27


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT ("Agreement"), dated as of December 1, 2001, between TOYMAX INTERNATIONAL, INC., a Delaware corporation (the "Company"), and MICHAEL SABATINO (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment, upon the terms and conditions set forth herein.

         2. TERM. Subject to the provisions of Section 10 hereof, the period of the Executive's employment under this Agreement shall be from December 1, 2001 through May 31, 2002 (the "Initial Term"). The Initial Term shall be automatically extended until May 31, 2004 (the "Extended Term") unless, on or prior to March 15, 2002, the Company shall deliver to the Executive written notice that the Initial Term will not be extended. The Company's determination with respect to the extension of the Initial Term shall be made by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") in its sole discretion considering factors including, but not limited to, whether or not the Executive has preformed his duties and achieved the goals as set forth by the Compensation Committee and acknowledged and agreed to by the Executive.

         3. POSITION AND DUTIES.

            (a) During the period of the Initial Term, and, if applicable, the Extended Term (collectively, the "Term") the Executive shall serve as Chief Financial Officer of the Company and shall have such duties consistent with such office as from time to time may be prescribed by the Board of Directors of the Company (the "Board"), or members of the Executive Committee of the Board (the "Executive Committee").

            (b) During the Term, the Executive shall perform and discharge the duties that may be assigned to him by the Board, or the Executive Committee from time to time in accordance with this Agreement, and the Executive shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

            (c) During the Term, the Executive shall perform such duties on a full-time basis and the Executive shall have no other employment and no other outside business activities whatsoever; PROVIDED, HOWEVER, that the Executive shall not be precluded from making passive investments which do not require the devotion of any significant time or effort.

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         4. COMPENSATION.

            (a) For the Executive's services hereunder for the Initial Term, the Company shall pay the Executive a minimum annual salary (the "Base Salary") at the rate of $225,000, payable in accordance with the customary payroll practices of the Company; provided, however, that, if the Initial Term is extended pursuant to Section 2: (i) the Base Salary shall be increased to the rate of $250,000 beginning on April 1, 2002; and (ii) the Company shall pay to the Executive a bonus in an amount to have made the Base Salary during the Initial Term be at the rate of $250,000 per annum, less required and elective withholdings, within 30 days of April 1, 2002.

         5. BONUSES.

            (a) EXECUTIVE BONUS PLAN. During the Term, the Executive shall be eligible to participate in the Company's Executive Bonus Plan (the "Bonus Plan"), in accordance with the terms and conditions of such Plan, as they may exist from time to time. Nothing herein shall preclude the Company from amending the Bonus Plan from time to time or terminating the Bonus Plan, in whole or in part, at any time and without prior notice.

            (b) STOCK OPTIONS. The Company shall grant to the Executive an option (the "Option") to purchase 25,000 shares of the common stock of the Company (the "Common Stock") at an exercise price per share equal to the closing price of the Common Stock on NASDAQ exchange on the date of this Agreement. In the event that the Initial Term is extended pursuant to Section 2, on April 1, 2002, the Company shall grant to the Executive a second option (the "Renewal Option") to purchase an additional 25,000 shares of the Common Stock at an exercise price per share equal to the closing price of the Common Stock on NASDAQ exchange on April 1, 2002. Each of the Option and the Renewal Option shall be granted pursuant to and in accordance with the terms and conditions of an option agreement substantially in the form attached hereto as Exhibit A (the "Option Agreement") and the ToyMax International, Inc. 2001 Stock Option Plan (the "Stock Option Plan").

         6. OTHER BENEFITS. During the Term, the Company shall provide the Executive with the following benefits:

            (a) STOCK OPTION PLAN. The Executive shall be eligible to participate in the Stock Option Plan in accordance with the terms and conditions thereof.

            (b) MEDICAL, HEALTH AND DENTAL INSURANCE BENEFITS. The Company shall at its own expense provide the Executive and his eligible dependents with the medical, health and dental insurance coverage provided by the Company generally to its employees. Nothing herein shall prevent the Company from amending and/or terminating the coverages and/or plans described in this
Section 6(b), provided, however, that such amendment and/or termination is applicable generally to the employees of the Company.

            (c) TERM LIFE INSURANCE. The Company shall pay on the Executive's behalf all premiums that become due during the Executive's employment hereunder that are

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required to maintain in effect a term life insurance policy on Executive's life with a face value of $500,000.

            (d) DISABILITY AND ACCIDENT INSURANCE BENEFITS. (1) Provided that
(a) the Executive is and remains insurable; (b) the Executive is and remains eligible for coverage under either a group insurance policy maintained by the Company or its affiliates or an individual insurance policy in either case at a cost to the Company no greater than the standard rate (the "Standard Rate") as determined by the insurance underwriter designated by the Company (the "Underwriter") based upon an individual in good health and such other factors, including, but not limited to, age, gender and income; and (c) the Executive shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all documents, applications, instruments, assurances or acts (including but not limited to physical examinations), as may be necessary to obtain such insurance coverage, the Company shall provide the Executive with long term disability insurance coverage from the "Underwriter" providing for "lifetime" disability benefits, equal to 50% of the Executive's base salary after a waiting period of ninety
(90) days. In the event the Underwriter offers the Executive (a) such coverage at a cost in excess of the Standard Rate, or (b) insurance coverage providing reduced benefits, the Executive may, at his or her option, pay the excess cost to obtain the insurance coverage or accept the disability insurance coverage with reduced benefits. Under no circumstances will the Company have any liability for the excess cost or resulting from the inability to obtain full benefits.

         (2) Provided that the Executive is and remains insurable and the Executive shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all documents, applications, instruments, assurances or acts (including but not limited to physical examinations), as may be necessary to obtain such insurance coverage, the Company shall provide the Executive with business travel accident and accidental death and dismemberment insurance coverage in an amount of $250,000 from an insurance underwriter designated by the Company.

            (e) 401(K) PLAN. The Executive shall be entitled to participate in the Company's 401(k) Plan in accordance with the terms and conditions of such plan.

            (f) LIABILITY INSURANCE. The Executive shall be provided with the directors and officers liability insurance coverage generally provided to officers of the Company. Notwithstanding the foregoing, the Company agrees to indemnify the Executive against all costs, damages and expenses, including attorneys' fees, incurred by the Executive as a result of claims by third parties arising out of or from the Executive's lawful acts as an employee of the Company, provided such acts are not grossly negligent and are performed in good faith and in a manner reasonably believed by the Executive to be in the Company's best interests. Any counsel employed to defend the Executive in any such action shall be reasonably acceptable to the Executive and the Company. Any counsel appointed by any insurance carrier for the Company shall be deemed acceptable. It is the intent of the parties that the obligation imposed by this paragraph will survive the termination of this Agreement.

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            (g) OTHER BENEFITS. The Company shall make available to the
Executive any and all other employee or fringe benefits (in accordance with their terms and conditions) which the Company may make available to its other employees.

         7. AUTOMOBILE ALLOWANCE. During the Term, the Company shall reimburse the Executive for expenses, such as automobile lease or loan payments, in an amount up to $600 per month.

         8. REIMBURSEMENT OF EXPENSES. During the Term, the Company shall pay or reimburse the Executive for all reasonable travel, entertainment and other business expenses actually incurred or paid by the Executive in the performance of his duties hereunder upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of the Executive.

         9. VACATIONS. The Executive shall be entitled to no less than [four weeks] of paid vacation during each full calendar year of the Term (and a pro rata portion thereof for any portion of the Term that is less than a full calendar year); provided that no single vacation may exceed two consecutive weeks in duration. Unused vacation may not be carried over to successive years without the advance written consent of the Company. Executive shall use his best efforts to use vacation each year.

         10. TERMINATION. The employment hereunder of the Executive may be terminated prior to the expiration of the Term in the manner described in this
Section 10.

            (a) TERMINATION BY THE COMPANY FOR GOOD CAUSE. The Company shall have the right to terminate the employment of the Executive for Good Cause (as such term is defined herein) by written notice to the Executive specifying the particulars of the circumstances forming the basis for such Good Cause.

            (b) TERMINATION UPON DEATH. The employment of the Executive hereunder shall terminate immediately upon his death.

            (c) VOLUNTARY RESIGNATION BY THE EXECUTIVE. The Executive shall have the right to voluntarily resign his employment hereunder by providing 90 days written notice to the Company either prior to the end of the Term or during the Term.

            (d) TERMINATION BY THE COMPANY WITHOUT GOOD CAUSE. The Company shall have the right to terminate the Executive's employment hereunder without Good Cause by written notice to the Executive.

            (e) TERMINATION DATE. The "Termination Date" is the date as of which the Executive's employment with the Company terminates. Any notice of termination given pursuant to the provisions of this Agreement shall specify the Termination Date.

            (f) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:


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               (i) "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government (or political subdivision or agency thereof).

               (ii) "Change of Control" with respect to the Company, means the occurrence of any of the following, other than in connection with the initial public offering of the Common Stock: (A) the acquisition directly or indirectly (in one or more related transactions) by any Person (other than the Executive), or two or more Persons (other than the Executive) acting as a group, of beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 35% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Shares"); (B) the merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Shares of the Company immediately before the merger hold less than 75% of the Voting Shares of the surviving or resulting corporation; or (C) the sale of all or substantially all of the assets of the Company.

               (iii) "Good Cause" shall exist if, and only if, the Executive:
(A) willfully or repeatedly fails in any material respect to perform his obligations hereunder as provided herein, provided that such Good Cause shall not exist unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such material failure and such material failure shall not have been cured by the Executive within 30 days after such notice or such longer period as may reasonably be necessary to accomplish the cure; (B) has been convicted of a crime which constitutes a felony under applicable law or has entered a plea of guilty or nolo contendere with respect thereto; (C) has committed any act in connection with his employment hereunder which constitutes fraud or gross negligence; or (D) violates any term or terms of the Employee Patent and Confidential Information Agreement by and between the Company and the Executive.

         11. OBLIGATIONS OF THE COMPANY ON TERMINATION. Notwithstanding anything in this Agreement to the contrary, the Company's obligations on termination of the Executive's employment shall be as described in this Section 11. The Company shall have no obligation for termination pay if the termination is during or at the end of the Initial Term.

            (a) OBLIGATIONS OF THE COMPANY IN THE CASE OF TERMINATION WITHOUT GOOD CAUSE. In the event that (1) the Initial Term is extended pursuant to
Section 2, and (2) prior to the expiration of the Extended Term, the Company terminates the Executive's employment, pursuant to Section 10(d), without Good Cause, the Company shall provide the Executive with the following:

               (i) AMOUNT OF SEVERANCE PAYMENT. Except as provided in Section 11(b) below the Company shall pay the Executive the "Severance Payments" equal to the sum of the following:

                   (A) the continuation, for a period of nine (9) months following the Termination Date, of the Executive's Base Salary at the rate in effect on the

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Termination Date, payable in accordance with the customary payroll practices of the Company; and

                   (B) an immediate single lump sum cash payment of any Base Salary, Bonus Plan payment, accrued vacation and unreimbursed expenses accrued but unpaid as of the Termination Date.

         (b) OBLIGATIONS OF THE COMPANY IN THE CASE OF TERMINATION OF EXECUTIVE'S EMPLOYMENT FOLLOWING A CHANGE IN CONTROL. In the event that: (1) the Initial Term is extended pursuant to Section 2; and (2) during the Extended Term a Change of Control occurs, the Company terminates the Executive's employment without Good Cause, in lieu of the Severance Payments to which the Executive is entitled under Section 11(a)(i) above, the Company shall pay the Executive as follows:

              (i) CHANGE OF CONTROL SEVERANCE PAYMENT. If the Executive has been employed hereunder for at least one year, the Company shall continue to pay to the Executive, for a period of twenty-four (24) months following the Termination Date, the Executive's Base Salary at the rate in effect on the Termination Date, payable in accordance with the customary payroll practices of the Company, PLUS an immediate single lump sum cash payment of any Base Salary, Bonus Plan payment, accrued vacation and unreimbursed expenses accrued but unpaid as of the Termination Date.

         (c) OBLIGATIONS OF THE COMPANY IN CASE OF TERMINATION FOR DEATH, VOLUNTARY RESIGNATION OR GOOD CAUSE. Upon termination of the Executive's employment upon death (pursuant to Section 10(b)), as a result of the voluntary resignation of the Executive (pursuant to Section 10(c)) or for Good Cause (pursuant to Section 10(a)), the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, Bonus Plan payment, accrued vacation, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

         (d) OBLIGATIONS OF THE COMPANY IN CASE OF TERMINATION DURING
INITIAL TERM. Notwithstanding anything contained herein to the contrary, upon termination of the Executive's employment for any reason during the period beginning on the date hereof and ending on the first of the following to occur: (i) the date that the Initial Term is extended pursuant to Section 2, or (ii) May 31, 2002, the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, Bonus Plan payment, if any, accrued vacation, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

         (e) GENERAL RELEASE. Prior to the making of any payments by the Company to the Executive pursuant to this Section 11, the Executive shall deliver to the Company a release of any and all claims of the Executive against the Company in a form reasonably satisfactory to the Company.

         12. SEVERABILITY. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall



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not render the entire Agreement invalid or unenforceable, and this Agreement and each other provision hereof shall be enforceable and valid to the fullest extent permitted by law.

         13. SUCCESSORS AND ASSIGNS.

         (a) This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent. All of the Executive's rights under the Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any Person succeeding to the business of the Company by merger, purchase consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.

         14. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws rules thereof.

         15. NOTICES. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 15: (a) if to the Company, to 125 E. Bethpage Road, Plainview, New York 11803, Attention: Chief Executive Officer, and (b) if to the Executive, to _____________________________.


         16. WITHHOLDING. All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with applicable law and the Company's policies applicable to executive employees of the Company.

         17. COMPLETE UNDERSTANDING. Except as expressly provided below, this Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Employee Patent and Confidential Information Agreement and the Option Agreement(s), by and between the Company and the Executive, shall remain in full force and effect.



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         18. MODIFICATION; WAIVER.

         (a) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         19. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

         20. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.


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         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the day and year first above written.



                                              TOYMAX INTERNATIONAL, INC.



                                              By:
------------------------------                    ------------------------------
Witness                                            Steven Lebensfeld
                                                   Chief Executive Officer

                                              ----------------------------------
------------------------------                Michael Sabatino
Witness